Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

ANTERO RESOURCES LLC

(“Parent”),

ANTERO RESOURCES MIDSTREAM CORPORATION

(“Seller”),

and

CARDINAL ARKOMA MIDSTREAM, LLC,

(“Buyer”)

dated as of

October 1, 2010

i

Disclosure Schedules

Schedule 1.1	-	Permitted Liens
Schedule 1.1(i)	-	Buyer Knowledge
Schedule 1.1(ii)	-	Seller Knowledge
Schedule 2.3	-	Resigning Officers, Directors and Managers
Schedule 2.4	-	GAAP Exceptions on Estimated Balance Sheet
Schedule 3.4	-	Seller Approvals
Schedule 3.7	-	Liens on Purchased Interests
Schedule 4.3	-	Antero Midstream Approvals
Schedule 4.7	-	Absence of Certain Changes
Schedule 4.8(a)	-	Material Contracts
Schedule 4.8(c)	-	Enforceability of Material Contracts; No Defaults
Schedule 4.8(d)	-	Purchase and Sale Agreements
Schedule 4.9	-	Intellectual Property
Schedule 4.10	-	Litigation
Schedule 4.11	-	Taxes
Schedule 4.12	-	Environmental Matters
Schedule 4.15	-	Insurance
Schedule 4.16	-	Labor Relations
Schedule 4.17	-	Property; Liens on Personal Property of Centrahoma JV; Tupelo Property
Schedule 4.18	-	Gas Imbalances
Schedule 5.4	-	Buyer Approvals
Schedule 6.1	-	Conduct of Business
Schedule 6.5	-	Company Guarantees

Exhibit A	-	[Reserved]
Exhibit B	-	[Reserved]
Exhibit C	-	[Reserved]
Exhibit D	-	MarkWest Tupelo Agreement
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G	-	Form of Indemnity Agreement
Exhibit H	-	Midstream Facilities
Exhibit I	-	[Reserved]
Exhibit J	-	[Reserved]
Exhibit K	-	Form of Assignment Agreement
Exhibit L	-	Form of Deed
Exhibit M	-	Form of Assignment of MarkWest Tupelo Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of October 1, 2010 (this “Agreement”), is entered into by and among Antero Resources LLC, a Delaware limited liability company (“Parent”), Antero Resources Midstream Corporation, a Delaware corporation (“Seller”), and Cardinal Arkoma Midstream, LLC, a Delaware limited liability company (“Buyer”).  Parent and Seller are referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.”

RECITALS

WHEREAS, Parent owns 100% of the equity interests in Seller;

WHEREAS, Seller and MarkWest Oklahoma Gas Company, L.L.C. (“MarkWest”) hold 60% (the “ARMC Centrahoma Interest”) and 40% (collectively, the “Centrahoma Interests”), respectively, of the ownership interests in Centrahoma Processing LLC, a Delaware limited liability company (“Centrahoma JV”), which is a joint venture that operates two cryogenic processing plants in the Arkoma Basin;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the ARMC Centrahoma Interest pursuant to this Agreement;

WHEREAS, Seller also owns certain real and intangible personal property that Seller desires to sell, and Buyer desires to purchase, such real and intangible personal property being referred to herein as the “Tupelo Assets;”

WHEREAS, immediately following Buyer’s acquisition of the ARMC Centrahoma Interest pursuant hereto, an Affiliate of Buyer will acquire all of the equity interests of Seller pursuant to that certain Stock Purchase Agreement dated of even date herewith between Cardinal Arkoma, Inc., a Delaware corporation, and Parent (the “ARMC Purchase Agreement”); and

WHEREAS, at the Closing, Seller will sell, assign, transfer and convey to Buyer all of the ARMC Centrahoma Interest and the Tupelo Assets.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1             Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided that, for purposes of this Agreement, Warburg, Yorktown and Trilantic, their respective affiliates and all private equity funds, portfolio companies (other than the Seller Parties) owned or managed by Warburg, Yorktown or Trilantic or their respective affiliates shall not be deemed to be affiliates of the Seller Parties or Centrahoma JV, and provided further that, for purpose of this Agreement, EnCap and Flatrock, their respective affiliates and all private equity funds, portfolio companies (other than Cardinal and its Subsidiaries) owned or managed by EnCap or Flatrock or their respective affiliates shall not be deemed to be affiliates of Buyer.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Antero Affiliate” has the meaning provided such term in Section 12.11.

“Antero Midstream Approvals” has the meaning provided such term in Section 4.3.

“Antero Resources Corporation” means Antero Resources Corporation, a Delaware corporation.

“ARMC Purchase Agreement” has the meaning provided such term in the recitals to the Agreement.

“ARMC Centrahoma Interest” has the meaning provided such term in the recitals to the Agreement.

“Asserted Defects” has the meaning provided such term in Section 7.1.

“Assignment Agreement” has the meaning provided such term in Section 2.4(b)(i).

“Assignment of MarkWest Tupelo Agreement” means that certain Assignment and Assumption Agreement between Seller and Buyer substantially in the form attached hereto as Exhibit M.

“Business” means the operations and business conducted by Centrahoma JV (excluding for purposes of this Agreement the operations and business conducted by Seller).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Colorado or a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Approvals” has the meaning provided such term in Section 5.4.

“Buyer Final ARMC Working Capital Payment Amount” has the meaning provided such term in the ARMC Purchase Agreement.

“Buyer Final Centrahoma Working Capital Payment Amount” has the meaning provided such term in Section 2.6(c).

“Buyer Indemnified Parties” has the meaning provided such term in Section 10.2(a).

“Cardinal” means Cardinal Midstream, LLC, a Delaware limited liability company.

“Centrahoma Interests” has the meaning provided such term in the recitals to the Agreement.

“Centrahoma JV” has the meaning provided such term in the recitals to this Agreement.

“Claim Date” has the meaning provided such term in Section 7.1.

“Claim Notice” has the meaning provided such term in Section 10.3(a).

“Closing” has the meaning provided such term in Section 2.4(a).

“Closing Date” has the meaning provided such term in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means Seller and the Centrahoma JV and “Company” means any one of the foregoing.

“Company Guarantees” means all guaranties, letters of credit, bonds, sureties, cash collateral accounts, and other credit support or assurances provided by Parent or its Affiliates (other than the Companies) in support of any obligations of any of the Companies or the Business, including those obligations listed on Schedule 6.5.

“Company Securities” has the meaning provided such term in Section 4.4(b).

“Confidentiality Agreement” means that confidentiality letter agreement between Seller and Buyer dated April 30, 2010.

“Contract” means any written and legally binding contract, agreement, commitment, obligation, lease, license or other arrangement, understanding or undertaking.

“Cure Period” has the meaning provided such term in Section 7.1.

“Credit Agreement” means that certain Third Amended And Restated Credit Agreement dated as of January 14, 2009 among Antero Resources Corporation, Seller, Antero Resources Piceance Corporation, Antero Resources Pipeline Corporation and Antero Resources Appalachian Corporation, as borrowers, certain subsidiaries of borrowers, as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, BNP Paribas and Bank of Scotland Plc, as co-syndication agents, Union Bank, N.A., as documentation agent and J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner, as amended.

“Current Assets” means, with respect to Centrahoma JV as of the Effective Time, the sum of (i) cash (including restricted cash), (ii) accounts receivable (including trade receivables, unbilled receivables, claims and other receivables), (iii) inventory, (iv) prepaid assets (including prepaid insurance premiums), and (v) deposits.  For purposes of this Agreement, “Current Assets” shall not include any deferred Tax assets.

“Current Liabilities” means, with respect to Centrahoma JV as of the Effective Time, the sum of (i) accounts payable, (ii) accrued liabilities, (iii) any other short term liabilities or accruals, and (iv) Tax liabilities payable in the current period.  For purposes of this Agreement, “Current Liabilities” shall not include: (A) any deferred Tax liabilities, (B) any liability relating to retention bonuses payable to Kahuna Operating LLC personnel and (C) 50% of the accrued liability included in the consolidated financial statements of Centrahoma JV for the audit fees expected to be incurred for the audit of such financial statements for the nine months ending September 30, 2010.

“Defect” has the meaning provided such term in Section 7.2.

“Defect Amount” has the meaning provided such term in Section 7.3.

“Defect Cap” has the meaning provided such term in Section 7.7.

“Defect Deductible” has the meaning provided such term in Section 7.7.

“Defect Notice” has the meaning provided such term in Section 7.1.

“Defect Operation” has the meaning provided such term in Section 7.1.

“Defect Property” has the meaning provided such term in Section 7.1.

“Deposit” has the meaning provided such term in Section 2.2(a).

“Direct Claim” has the meaning provided such term in Section 10.3(d).

“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“EnCap” means EnCap Investments L.P.

“Effective Time” means 11:58 p.m. Denver, Colorado time on September 30, 2010.

“Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, seabed, streams, ponds, drainage basins, and wetlands), groundwater, stream sediments, ambient air, vegetation, wildlife, natural resources, and any other environmental medium.

“Environmental Condition” means any event occurring or condition existing prior to the Closing Date which causes Centrahoma JV to be subject to Environmental Liability or

Remediation under applicable Environmental Law or Environmental Permits or not to be in compliance with applicable Environmental Law or Environmental Permits.

“Environmental Defect” has the meaning provided such term in Section 7.2(b).

“Environmental Law” means all applicable federal, state, municipal or local Law relating to (i) protection or conservation of the Environment , (ii) protection of human health and safety in the workplace, or (iii) exposure to or Release, monitoring, or other environmental regulation of Hazardous Substances, Hydrocarbons, greenhouse gases or climate change, including all applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERLCA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Occupational, Health and Safety Act, 29 U.S.C. § 651 et seq. and the regulations promulgated pursuant thereto.

“Environmental Liability” means any cost, damage, expense, liability, obligation, or other responsibility incurred (i) from or under applicable Environmental Law or Environmental Permits, (ii) in connection with the Release, handling, or use of Hazardous Substances, (iii) in connection with an Environmental Condition, or (iv) in connection with any workplace exposure to Hazardous Substances, and which in either (i), (ii), (iii) or (iv) relates to the Property or the operation of the Business.

“Environmental Permit” means all permits, licenses, registrations, authorizations, certificates and approvals of a Governmental Authority required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Balance Sheet” has the meaning provided such term in Section 2.5.

“Estimated Buyer Working Capital Payment” has the meaning provided such term in Section 2.5.

“Estimated Net Working Capital” has the meaning provided such term in Section 2.5.

“Estimated Seller Working Capital Payment” has the meaning provided such term in Section 2.5.

“Express Affiliate Obligations” has the meaning provided such term in Section 12.11.

“Final Balance Sheet” has the meaning provided such term in Section 2.6(a).

“Final Net Working Capital” has the meaning provided such term in Section 2.6(b).

“Financial Statements” has the meaning provided such term in Section 4.6.

“Flatrock” means Flatrock Energy Advisors, LLC.

“Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 3.7, 4.1, 4.4 and 4.5.

“Funds Flow Statement” has the meaning provided such term in Section 2.2.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, settlement, determination or award entered by or with any Governmental Authority.

“Hazardous Substance(s)” means and includes (i) each substance, chemical, material, waste, contaminant or pollutant defined, designated, classified or regulated as a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, restricted hazardous waste, toxic waste, toxic substance, contaminant, pollutant, solid waste or greenhouse gas, in each case in any form, under any Environmental Law; and (ii) any petroleum or petroleum products or Hydrocarbons and their derivatives when Released into the Environment, asbestos, asbestos-containing material, presumed asbestos-containing material, lead paint, urea formaldehyde, polychlorinated biphenyls, or any radioactive material used in the oil and gas industry, including naturally occurring radioactive material that is present in excess of any applicable standard, including any cleanup standard, under applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed therefrom, including coalbed gas and carbon dioxide.

“Indebtedness” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness of another Person.

“Indemnified Party” has the meaning provided such term in Section 10.3(a).

“Indemnifying Party” has the meaning provided such term in Section 10.3(a).

“Indemnity Agreement” has the meaning provided such term in Section 7.3.

“Initial Deposit” has the meaning provided such term in Section 2.2(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, and specifications.

“Interim Financial Statements” has the meaning provided such term in Section 6.10.

“Kahuna” has the meaning provided such term in Section 4.16.

“Knowledge” as to Buyer means the actual knowledge of those Persons listed in Schedule 1.1(i) and as to Seller means the actual knowledge of those Persons listed in Schedule 1.1(ii).

“Law” means any applicable statute, writ, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, or any requirement under the common law in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such different date.

“Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages.

“MarkWest” has the meaning provided such term in the recitals to the Agreement.

“MarkWest Tupelo Agreement” means that certain Gas Processing Agreement (Tupelo Plant) between Seller (as Processor) and MarkWest (as Supplier) substantially in the form attached hereto as Exhibit D.

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is materially adverse to the business, assets, properties, operations (including results of operations) or financial condition of such Person (and in the case of any of the Companies, of the Companies and their respective businesses taken as a whole), or (b) that materially impedes the ability of such Person or any of its Affiliates to complete the transactions contemplated herein, but shall exclude for purposes of clause (a) any circumstance, change or effect resulting or arising from, either alone or in combination with any other circumstance, change or effect:

(i)            any change in general economic conditions in the industries or markets in which any of the Companies operate;

(ii)           seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of their respective businesses;

(iii)          national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv)          any change affecting the natural gas transportation industry generally or the target markets of the Companies in particular;

(v)           any disruption in the purchase of natural gas or natural gas liquids produced, processed or otherwise sold by the Business as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products;

(vi)          changes in Law or GAAP or the interpretation thereof; and

(vii)         the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

“Material Contracts” has the meaning provided such term in Section 4.8(a).

“Midstream Facilities” means the pipelines, gathering systems, plant and other facilities described on the maps set forth on Exhibit H.

“Net Working Capital” means Current Assets minus Current Liabilities.  For all purposes of this Agreement, the calculation of Net Working Capital shall be multiplied by 60% to reflect Seller’s ownership interest in Centrahoma JV.

“Net Working Capital Threshold” has the meaning provided such term in Section 2.5.

“ONEOK” means ONEOK Hydrocarbon, L.P., a Delaware limited partnership.

“Operating Agreement” has the meaning provided such term in Section 4.16.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Order” means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any Governmental Authority.

“Parent” has the meaning provided such term in the preamble to this Agreement.

“Parties” means the Seller Parties and Buyer.

“Permits” means authorizations, licenses, permits, franchises, grants, variances, exemptions, consents, approvals, orders, registrations or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (c) the rights of lessors and lessees under leases executed in the ordinary course of business, (d) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, as would not reasonably be expected to materially and adversely affect the assets or properties (or the use thereof) affected thereby, (e) preferential purchase rights and other similar arrangements listed on Schedule 1.1 with respect to which consents or waivers are obtained for this transaction, (f) restrictions on transfer with respect to which consents or waivers are obtained for this transaction and (g) Liens created by Buyer or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity or organization of any kind.

“Proceeding” means any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Property” means all real property that is owned, leased or otherwise used by Centrahoma JV, or with respect to which Centrahoma JV has an easement, right-of-way or other such property use rights, for the conduct of its Business thereon.

“Purchase Price” has the meaning provided such term in Section 2.2.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Referee” has the meaning provided such term in Section 2.6(b).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, seeping, leaking, leaching, dumping, burying or disposing.

“Remediate” or “Remediation” means any action or work required to be performed pursuant to applicable Environmental Laws or Environmental Permits to address or remedy an Environmental Condition or any other condition, including (i) any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, cleanup, abatement, corrective action, remediation, disposal, storage, handling or treatment; and (ii) any action required to bring any Property or operations of Centrahoma JV into compliance with applicable Environmental Laws or Environmental Permits.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Scheduled Debt” means the aggregate amount of Indebtedness of Seller as of the Closing Date (excluding the Capitalized Lease Obligation Amount) plus any accrued and unpaid interest thereon and any prepayment penalties required in connection with the repayment of such Indebtedness on the Closing Date.

“Second Deposit” has the meaning provided such term in Section 2.2(a).

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Approvals” has the meaning provided such term in Section 3.4.

“Seller Final ARMC Working Capital Payment Amount” has the meaning provided such term in the ARMC Purchase Agreement.

“Seller Final Centrahoma Working Capital Payment Amount” has the meaning provided such term in Section 2.6(c).

“Seller Indemnified Parties” has the meaning provided such term in Section 10.2(b).

“Seller Parties” has the meaning provided such term in the preamble to this Agreement.

“Straddle Period” has the meaning provided such term in Section 8.1.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries has a 50% or greater equity interest at the time.

“Tax Authority” means any Governmental Authority or political subdivision thereof having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) that are binding on Centrahoma JV and regarding the sharing, allocation, or payment of Taxes or amounts in lieu of Taxes.

“Taxes” or “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, registration, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, (b) any liability of any Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of such Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of any Company for the payment of any amounts as a result of being a party to any Tax Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Termination Date” has the meaning provided such term in Section 11.1(a).

“Third Party Claim” has the meaning provided such term in Section 10.3(a).

“Title Defect” has the meaning provided such term in Section 7.2(a).

“Trilantic” means Trilantic Capital Management LLC.

“Tupelo Assets” means the Tupelo Property and the assignment to Buyer of all of Seller’s rights to the MarkWest Tupelo Agreement.

“Tupelo Property” has the meaning provided such term in Section 4.17.

“United States” means United States of America.

“Warburg” means Warburg Pincus LLC, including WP Antero, LLC.

“Yorktown” means, collectively, Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P. and Yorktown Energy Partners VII, L.P.

Section 1.2             Rules of Construction.

(a)           All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)           With respect to Seller, or any of its Affiliates, the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the Business in a manner consistent with past practices and customs of such Person.

(d)           The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be applicable to the construction or interpretation of this Agreement.

(e)           The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)           All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(g)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)           Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1             Purchase and Sale of ARMC Centrahoma Interest and Tupelo Assets.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, (i) the ARMC Centrahoma Interest, free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and (ii) the Tupelo Assets, free and clear of any Liens.

Section 2.2             Deposit; Purchase Price.

(a)           Buyer shall deliver to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions delivered by Seller to Buyer (i) upon execution of this Agreement, an amount equal to $2,000,000 (the “Initial Deposit”) and (ii) within 10 Business Days of the execution of this Agreement, an amount equal to $11,400,000 (the “Second Deposit” and together with the Initial Deposit, the “Deposit”).  The Deposit shall be applied toward the Purchase Price if the Closing occurs, or shall otherwise be distributed in accordance with the terms of this Agreement.

(b)           Not less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Funds Flow Statement”), signed by the Vice President and Treasurer of Seller (on behalf and in the name of Seller), which sets forth the aggregate amount of the Scheduled Debt.  The total consideration to be paid by the Buyer to Seller for the sale, assignment, transfer and conveyance of the ARMC Centrahoma Interest and the Tupelo Assets shall be cash in an aggregate amount equal to (i) $63,000,000 plus (ii) the Estimated Buyer

Working Capital Payment, if any, or minus (iii) the Estimated Seller Working Capital Payment, if any, subject to adjustment pursuant to this Article II or Article VII (the “Purchase Price”).

(c)           Payment of the Purchase Price shall be paid by Buyer to each lender of the Scheduled Debt by wire transfer of immediately available funds in the amounts and in accordance with the wire transfer instructions set forth in the Funds Flow Statement.  In addition, at the Closing, Seller shall pay the Deposit to each lender of the Scheduled Debt by wire transfer of immediately available funds in the amounts and in accordance with the wire transfer instructions set forth in the Funds Flow Statement.

Section 2.3             Allocation of Purchase Price.  The Purchase Price shall be allocated among the ARMC Centrahoma Interest and the Tupelo Assets as follows:

(a)	ARMC Centrahoma Interest:	$48,000,000

(b)	Tupelo Assets:	$15,000,000

Section 2.4             The Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, commencing at 9:00 a.m. local time on the later of (i) November 5, 2010 or (ii) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).  Notwithstanding the foregoing, Buyer may, by delivery of written notice to Seller no less than six (6) Business Days prior to the anticipated Closing Date, amend the previous sentence by replacing the reference to “November 5, 2010” with “November 15, 2010” so long as such extension applies to the closing under this Agreement and the closing under the ARMC Purchase Agreement.

(b)           At the Closing, Seller will deliver the following documents and deliverables to Buyer:

(i)            an Assignment Agreement executed by Seller, transferring to Buyer the ARMC Centrahoma Interest, in the form attached hereto as Exhibit K (the “Assignment Agreement”);

(ii)           all membership certificates (if any) evidencing the ARMC Centrahoma Interest, books, membership interest transfer ledgers, minute books and the seal of Centrahoma JV, if any;

(iii)          duly executed deed conveying all of Seller’s right title and interest in the Tupelo Property, in the form attached hereto as Exhibit L;

(iv)          duly executed counterparts of the Assignment of MarkWest Tupelo Agreement, executed by Seller;

(v)           certified resolutions of the applicable directors and equityholders of Seller required for approval of the transactions contemplated by this Agreement;

(vi)          certified resolutions of the applicable managers of Parent required for approval of the transactions contemplated by this Agreement;

(vii)         either (A) executed payoff letters or (B) releases reasonably satisfactory to Buyer to evidence the release of all Liens upon any of the ARMC Centrahoma Interest and executed copies of UCC-3 termination statements for any such Liens that have been released, as may be reasonably requested by Buyer;

(viii)        a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a foreign person;

(ix)          certificate of good standing and existence as of a recent date with respect to Centrahoma JV;

(x)           resignation letters of each of the officers, directors and managers of Centrahoma JV (to the extent appointed by Seller), as set forth on Schedule 2.3;

(xi)          certificates required by Article IX; and

(xii)         such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)           At the Closing, Buyer will deliver the following documents and deliverables to Seller:

(i)            a cash amount equal to the Purchase Price by wire transfer of immediately available funds to the accounts specified in the Funds Flow Statement;

(ii)           certified resolutions of the applicable managers and members of Buyer required for approval of the transactions contemplated by this Agreement; and

(iii)          such other certificates, instruments, and documents as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.5             Estimated Net Working Capital Adjustment Procedure.

(a)           The Parties acknowledge that the Purchase Price has been based in part on Centrahoma JV having a Net Working Capital as of the Effective Time equal to $0 (the “Net Working Capital Threshold”).  The Purchase Price delivered at the Closing pursuant to Section 2.4(c) shall be adjusted in accordance with the following procedures.  The Seller Parties shall prepare and deliver to Buyer not less than five (5) Business Days prior to the Closing Date an estimated balance sheet of Centrahoma JV as of the Effective Time, which balance sheet will be prepared in accordance with GAAP, except as set forth on Schedule 2.5.  The balance sheet prepared in accordance with the foregoing is referred to as the “Estimated Balance Sheet”, together with supporting documentation reasonably necessary for Seller to verify the Estimated Balance Sheet.  The Seller Parties shall also prepare a worksheet showing the difference, if any, between the Net Working Capital derived from the Estimated Balance Sheet (based upon, and subject to the adjustments set forth in, the definitions of Current Assets and Current Liabilities as set forth herein) (the “Estimated Net Working Capital”) and the Net Working Capital Threshold.

(b)           If the Estimated Net Working Capital exceeds the Net Working Capital Threshold (such excess, the “Estimated Buyer Working Capital Payment”), the Purchase Price delivered at the Closing pursuant to Section 2.4(c) shall be increased by an amount equal to the Estimated Buyer Working Capital Payment.

(c)           If the Net Working Capital Threshold exceeds the Estimated Net Working Capital (such excess, the “Estimated Seller Working Capital Payment”), the Purchase Price delivered at the Closing pursuant to Section 2.4(c) shall be reduced by an amount equal to the Estimated Seller Working Capital Payment.

Section 2.6             Final Net Working Capital Adjustment Procedure.

(a)           For the purpose of confirming the Estimated Seller Working Capital Payment or the Estimated Buyer Working Capital Payment, as applicable, Buyer shall prepare, or cause to be prepared, a balance sheet of Centrahoma JV as of the Effective Time, which balance sheet will be prepared in accordance with GAAP, except as set forth on Schedule 2.5.  The balance sheet prepared in accordance with the foregoing is referred to as the “Final Balance Sheet.”

(b)           No later than 90 calendar days after the Closing Date (or such later date as mutually agreed by Buyer and Parent), Buyer shall deliver to Parent the Final Balance Sheet together with a worksheet showing the difference, if any, between the Net Working Capital derived from the Final Balance Sheet (based upon, and subject to the adjustments set forth in, the definitions of Current Assets and Current Liabilities as set forth herein) (the “Final Net Working Capital”) and the Estimated Net Working Capital.  If Buyer does not deliver the Final Balance Sheet and Final Net Working Capital calculation in accordance with this Section 2.6(b) on or before the 90th calendar day after the Closing Date (or such later date as mutually agreed by Buyer and Parent), Parent shall have the right to prepare the Final Balance Sheet and Final Net Working Capital on or before the 120th day after the Closing Date (or such later date as mutually agreed by Buyer and Parent), in which case the relative obligations of Buyer and Parent in the remainder of this Section 2.6 shall be switched.  Buyer and Parent shall promptly provide to each other all documents reasonably requested by the other to verify any of the elements of working capital set forth in the Final Balance Sheet and Final Net Working Capital.  Parent shall have the right for 30 days following receipt of the Final Balance Sheet to object to the Final Balance Sheet and the proposed calculation of the Final Net Working Capital.  Parent and its Representatives shall be entitled to access during normal business hours to all books and records and personnel of Centrahoma JV as may be reasonably requested by Parent for the purpose of this Section 2.6.  Any objection made by Parent shall be made in writing and shall set forth such objection in reasonable detail.  Parent shall be deemed to have waived any rights to object under this Section 2.6(b) unless Parent furnishes its written objections to Buyer within such 30-day period. If Parent delivers an objection within such 30-day period, then Buyer and Parent shall endeavor in good faith to resolve the objections.  If, at the end of a 15-day period from the date of delivery of any objection by Parent or such longer period as may be mutually agreed by Buyer and Parent, there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an independent accounting firm to be selected jointly by Parent and Buyer within the following five Business Days (the “Referee”).  The Referee shall determine the Final Net Working Capital as promptly as reasonably practicable after the objections that remain in dispute are submitted to it, but in any event within 30 days after such objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i) each of Buyer and Parent shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are reasonably available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the Referee must adopt the amount of the Final Net Working Capital submitted by either Buyer or Parent and may not adopt any other amount; (iii) the determination by the Referee of the Final Net Working Capital, as set forth in a written notice delivered to both Buyer and Parent by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses of the Referee shall be paid (1) by Buyer if the Referee adopts the amount of the Final Net Working Capital submitted by Parent and (2) by Parent if the Referee adopts the amount of the Final Net Working Capital submitted by Buyer.  The Parties further agree that the Referee and procedures set forth herein shall be the sole method for resolving any disputes regarding the Final Net Working Capital or the provisions of this Section 2.6 in lieu of the provisions set forth in Section 12.10.

(c)           Following the final determination of the Final Net Working Capital for Centrahoma JV as set forth in Section 2.6(b) and the Final Net Working Capital for Seller as set forth in Section 2.5(b) of the ARMC Purchase Agreement:

(i)            if the Estimated Net Working Capital exceeds the Final Net Working Capital, the amount of such excess over the Final Net Working Capital shall be referred to herein as the “Seller Final Centrahoma Working Capital Payment Amount”; and

(ii)           if the Final Net Working Capital exceeds the Estimated Net Working Capital, the amount of such excess over the Estimated Net Working Capital shall be referred to herein as the “Buyer Final Centrahoma Working Capital Payment Amount.”

(d)           Any Seller Final Centrahoma Working Capital Payment Amount or Buyer Final Centrahoma Working Capital Payment Amount shall be netted against, or added to (as applicable), any Seller Final ARMC Working Capital Payment Amount or Buyer Final ARMC Working Capital Payment Amount in accordance with Section 2.5(d) of the ARMC Purchase Agreement, and any resulting payment shall be made in accordance with Section 2.5(d) of the ARMC Purchase Agreement.

Section 2.7             Adjustments to Purchase Price.  All amounts to be paid under this Article II shall be deemed to be adjustments to the Purchase Price for Tax purposes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed in the Disclosure Schedules, Parent hereby represents and warrants to Buyer as follows:

Section 3.1             Organization of Seller.  Parent is a limited liability company and Seller is a corporation, each of which is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or corporate, as applicable, power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses as now conducted.

Section 3.2             Authorization; Enforceability.  Each of the Seller Parties has all requisite limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and to perform all of their respective obligations to be performed by each of them hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company or corporate, as applicable, action on the part of the Seller Parties.  This Agreement has been duly and validly executed and delivered by each of the Seller Parties, and this Agreement constitutes a valid and binding obligation of each of the Seller Parties, enforceable against each such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3             No Conflict.  The execution and delivery of this Agreement by each of the Seller Parties and the consummation of the transactions contemplated hereby by each of the Seller Parties do not and shall not directly or indirectly (with or without notice or lapse of time):

(a)           violate any Law applicable to such Seller Party or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)           violate any Organizational Document or any resolution of the members, managers, equityholders or directors of the Seller Parties (in their capacities as such); or

(c)           (i) breach any Contract to which any Seller Party is a party or by which any Seller Party may be bound, (ii) result in the termination of, or give any Person the right to terminate, modify or accelerate performance under, any such Contract, (iii) result in the creation of any Lien upon any of the ARMC Centrahoma Interest or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the ARMC Centrahoma Interest.

Section 3.4             Consents and Approvals.  The execution, delivery and performance by each of the Seller Parties of this Agreement and the consummation of the transactions contemplated hereby does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any third Person or any Governmental Authority, other than (a) the filings, consents, approvals, authorizations and notices set forth in Schedule 3.4 (collectively, the “Seller Approvals”), (b) compliance with, and filings under, the HSR Act or (c)  as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 3.5             Litigation.  There are no Proceedings before any Governmental Authority pending or, to the Knowledge of Seller, threatened against any of the Seller Parties that may, individually or in the aggregate, adversely affect the ability of the Seller Parties to enter into and perform its obligations under this Agreement, and there are no Orders binding upon any of the Seller Parties that may adversely affect the ability of such Seller Party to perform its obligations under this Agreement.

Section 3.6             Brokers’ Fees.  Except for Goldman, Sachs & Co., no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any of the Seller Parties or any of their respective Affiliates (including Centrahoma JV).  No Person other than Parent has any liability or obligations for any costs or expenses related to Parent’s engagement of Goldman, Sachs & Co., and no agreements or other arrangements with Goldman, Sachs & Co. relating to or affecting Centrahoma JV or the Business exist that will continue after the Closing Date.

Section 3.7             Ownership of ARMC Centrahoma Interest.  Seller owns a 60% membership interest in Centrahoma JV and has good and valid title to, holds of record and owns beneficially the ARMC Centrahoma Interest free and clear of any Liens other than Permitted Liens and the Liens set forth in Schedule 3.7.  The ARMC Centrahoma Interest represents Seller’s entire equity interest in Centrahoma JV.  Upon Closing, Buyer, together with MarkWest, will be the only members of Centrahoma JV, and Buyer will acquire good and valid title to all of the ARMC Centrahoma Interest, free and clear of any Liens other than the transfer restrictions imposed thereon by applicable securities Laws or Liens created by Buyer.

Section 3.8             Non-Foreign Status.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO CENTRAHOMA JV

Except as disclosed in the Disclosure Schedules, Parent hereby represents and warrants to Buyer as follows:

Section 4.1             Organization of the Centrahoma JV.  Centrahoma JV is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own or lease its assets and to conduct its business as it is now being conducted.  Centrahoma JV is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Centrahoma JV.  Centrahoma JV has made available to Buyer true copies of all existing Organizational Documents of Centrahoma JV.  The minute books of Centrahoma JV, true and complete copies of which have been made available to Buyer, contain true and correct records of all meetings and other organizational actions held or taken of its members and board of managers or similar governing body (including committees thereof).  No meeting of any such body or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

Section 4.2             No Conflict.  The consummation of the transactions contemplated hereby do not and shall not directly or indirectly (with or without notice or lapse of time):

(a)           violate any Law applicable to Centrahoma JV or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)           violate any Organizational Document or resolution of the board of managers or members of Centrahoma JV (in their capacities as such); or

(c)           (i) breach any Material Contract, (ii) result in the termination of or give any Person the right to terminate, modify or accelerate performance under any Material Contract, (iii) result in the creation of any Lien under any Material Contract, or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 4.3             Consents and Approvals.  The consummation of the transactions contemplated hereby does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any third Person or any Governmental Authority other than (a) the filings, consents, approvals, authorizations and notices set forth in Schedule 4.3 (collectively, the “Antero Midstream Approvals”), (b) compliance with, and filings under, the HSR Act or (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 4.4             Capitalization.

(a)           The ARMC Centrahoma Interest, together with the 40% membership interest in Centrahoma JV held by MarkWest, constitute all of the outstanding securities of Centrahoma JV. The ARMC Centrahoma Interest is duly authorized, validly issued, fully paid, nonassessable and is free and clear of any Lien (other than Liens arising as a result of the Credit Agreement) or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares, subject only to applicable securities Laws) and was not issued in violation of any preemptive or other similar right.

(b)           There are no (i) outstanding membership interests, equity interests or other securities of Centrahoma JV other than the Centrahoma Interests, (ii) outstanding securities of Centrahoma JV convertible into, exchangeable or exercisable for membership interests, equity interests or other securities of Centrahoma JV, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from Centrahoma JV, or obligations of Centrahoma JV to issue, any membership interests, equity interests or other securities, including securities convertible into or exchangeable for membership interests or other securities of Centrahoma JV or (iv) authorized or outstanding bonds, debentures, notes or other Indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of membership interests, units or other equity interests of Centrahoma JV on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of Centrahoma JV to repurchase, redeem or otherwise acquire any Company Securities.

Section 4.5             Subsidiaries.  Centrahoma JV does not own or have any rights to acquire any equity interests in any Person.

Section 4.6             Financial Statements; Records; Undisclosed Liabilities.

(a)           True and complete copies of the following financial statements have been provided to Buyer on or prior to the date hereof (collectively, the “Financial Statements”): (i) the audited balance sheets of Centrahoma JV (with related statements of income and comprehensive income, changes in capital and cash flows) as of, and for the years ended on, December 31, 2008 and 2009 and (ii) the unaudited balance sheet of Centrahoma JV, together with related statements of income as of, and for the six month period ended on, June 30, 2010.  The Financial Statements have been prepared in accordance with GAAP (except as otherwise stated in the footnotes or the audit opinion related thereto and except for, with respect to the June 30, 2010 balance sheet and the related statements of income, normal year-end adjustments and the absence of an audit opinion and footnote disclosure) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Centrahoma JV as of, and for the periods ended on, such dates.

(b)           All respective liabilities of Centrahoma JV that are required by GAAP to be reflected or reserved against in the June 30, 2010 balance sheet included in the Financial Statements have been so reflected or reserved against in the June 30, 2010 balance sheet included in the Financial Statements.

Section 4.7             Absence of Certain Changes.  Except as disclosed on Schedule 4.7, from June 30, 2010 to the date of this Agreement, (a) there has not occurred any event or circumstance that has had or would be reasonably likely to have a Material Adverse Effect on Centrahoma JV, (b) the Business has been conducted, in all material respects, only in the ordinary course of business, and (c) there has been no damage, destruction or loss to the assets of Centrahoma JV which could reasonably be expected to have a material and adverse impact on the Business.

Section 4.8             Contracts.

(a)           Schedule 4.8(a) contains a true and complete listing of the following Contracts to which Centrahoma JV is a party or otherwise relating to the Business as of the date of this Agreement (such Contracts that are required to be listed on Schedule 4.8(a) being “Material Contracts”):

(i)            each Contract representing Indebtedness;

(ii)           each Contract involving a remaining commitment by Centrahoma JV to pay amounts in excess of $250,000;

(iii)          each Contract for lease of personal property or real property involving payments in excess of $250,000;

(iv)          except for Contracts of the nature described in clauses (i) through (iii) above, each Contract between Parent or any Affiliate of Parent (other than any of the Companies) on the one hand, and Centrahoma JV, on the other hand, which will survive the Closing;

(v)           any Hydrocarbon purchase and sale, gathering, intra-state transportation, processing or similar Contract unless terminable by each party without penalty on sixty (60) days or less notice;

(vi)          any Contract for the provision of services relating to gathering, compression, collection, processing, treating or transportation of Hydrocarbons;

(vii)         any Contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the assets constituting part of the Business;

(viii)        each Contract that provides for a limit on the ability of Centrahoma JV to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(ix)           except for Contracts of the nature described in clauses (i) through (vii) above and except for Contracts of which Centrahoma JV has fully satisfied its payment and performance obligations under such Contract in accordance with its terms, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by Centrahoma JV of $250,000 or more;

(x)            any partnership or joint venture agreement (other than the Organizational Documents of the Companies);

(xi)           any Contract pursuant to which any third party has rights to own or use any material asset of Centrahoma JV, including any Intellectual Property right of Centrahoma JV;

(xii)          any agreement relating to the acquisition or disposition following the Closing of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of Centrahoma JV (other than as a result of Permitted Liens);

(xiii)         each employment, non-disclosure, non-competition, non-solicitation, intellectual property, consulting, collective bargaining, labor agreement, or similar Contract and each Contract providing any change of control, retention, severance, project bonus payments, or any other payment for or on account of employment or services rendered, in each case that have not been paid in full as of the date of this Agreement;

(xiv)        each swap, option, hedge, futures or similar instrument or Contract involving natural gas or other commodity trading;

(xv)         each Contract (A) that includes an indemnity or other obligation (contingent or otherwise) by Centrahoma JV that has not by its terms expired and that if such indemnity or other obligation arose, would reasonably be likely to result in payments by Centrahoma JV in excess of $250,000, (B) that grants an option or preferential purchase right for Centrahoma JV to purchase any material assets, properties or rights of a third party or (C) that creates a partnership, joint venture or other arrangement that involves the sharing of profits or expenses;

(xvi)        any Contract involving a commitment by Centrahoma JV to (i) Remediate or otherwise address or (ii) indemnify any Person for an Environmental Condition or any other Environmental Liability in accordance with applicable Environmental Laws that might involve expenditures in excess of $250,000; and

(xvii)       except for Contracts of the nature described in clauses (i) through (xvi) above, each Contract involving aggregate payments by or to Centrahoma JV in excess of $250,000 that cannot be terminated by Centrahoma JV party thereto upon 60 days or less notice without payment penalty in excess of $100,000.

(b)           True and complete copies of all Material Contracts have been made available to Buyer.

(c)           Except as set forth in Schedule 4.8(c), each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Centrahoma JV that is a party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms.  Except as set forth in Schedule 4.8(c), Centrahoma JV is not and, to the Knowledge of Seller, no other party is in breach of any Material Contract, and none of the Seller Parties or Centrahoma JV has received any written notice of termination or breach of any Material Contract.

(d)           Schedule 4.8(d) lists all of the purchase and sale agreements pursuant to which Centrahoma JV has acquired or disposed of any assets or entities since January 1, 2009, other than purchases and disposals of assets in the ordinary course of business, none of which would be reasonably expected to have any significant and adverse impact on the Business.  True and correct copies of the documents listed on Schedule 4.8(d) have been made available to Buyer.

Section 4.9             Intellectual Property.  Schedule 4.9 sets forth a true and correct list of all Intellectual Property Centrahoma JV owns or has the right to use, pursuant to a valid license, sublicense, agreement or otherwise.  Schedule 4.9 also sets forth a true, correct, and complete list of all software and other intellectual property licenses used by Centrahoma JV other than software that is commercially available for less than $100,000 per license.  Except as set forth in Schedule 4.9, Centrahoma JV owns or has the right to use, pursuant to a valid license, sublicense, agreement or otherwise, all items of Intellectual Property required in the operation of the Business as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated hereby.  No third party has asserted against Centrahoma JV any written claim that Centrahoma JV is infringing the Intellectual Property of such third party, and, to the Knowledge of Seller, no third party is infringing the Intellectual Property owned by Centrahoma JV.  None of the Intellectual Property of Centrahoma JV is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Centrahoma JV.

Section 4.10           Litigation.  Except as set forth in Schedule 4.10 (a) there are no Proceedings before any Governmental Authority pending or, to the Knowledge of Seller, threatened by any Person against Centrahoma JV and (b) there is no outstanding Order against Centrahoma JV or any of its assets or properties.

Section 4.11           Taxes.  Except as set forth on Schedule 4.11, with respect to Centrahoma JV (a) all Tax Returns required to be filed have been duly and timely filed with the appropriate Tax Authority and all such Tax Returns are true, correct and complete, (b) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (c) there are no Tax Liens (other than Permitted Liens) on any of the assets of Centrahoma JV, (d) there is no claim, action, or proceeding pending by any applicable Tax Authority in connection with any Tax, (e) no Tax Returns are now under audit or examination by any Tax Authority, no written notice has been received from any Taxing Authority of the expected commencement of such an audit or examination, and no requests for information have been received from any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where Centrahoma JV does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) Centrahoma JV is not a party to any Tax Sharing Agreement, (i) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Centrahoma JV, (j) Centrahoma JV has not participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4, (k) for federal income Tax purposes, Centrahoma JV is (and always has been) a partnership, (l) Centrahoma JV has not agreed to make any adjustments under Code Section 481(a) or similar provisions of other state, local or foreign applicable law as a result of a change in accounting method, (m) Centrahoma JV will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) closing agreement with a Tax Authority executed on or prior to the Effective Time; (ii) installment sale or open transaction disposition made on or prior to the Effective Time; or (iii) prepaid amount received on or prior to the Effective Time, (n) Centrahoma JV has no Tax rulings, requests for rulings or closing agreements with any Tax Authority, (o) Centrahoma JV has complied with all applicable Laws relating to the withholding of Taxes and the payment thereof, and timely and properly withheld from employee wages and paid over to the proper Tax Authority all amounts required to be withheld and paid over under applicable Laws, (p) Centrahoma JV has not entered into any compensatory agreements with respect to the performance of services with respect to which payment thereunder would reasonably be expected to result in a nondeductible expense to Centrahoma JV pursuant to Section 280G of the Code, and Centrahoma JV has no obligation to reimburse or gross-up any service provider with respect to Taxes imposed by Section 4999 of the Code, and (q) each nonqualified deferred compensation plan subject to Section 409A of the Code with respect to which Centrahoma JV may have any liability complies with Section 409A of the Code in form and has been operated and administered in compliance (including good faith compliance, as applicable) with Section 409A of the Code and all applicable guidance promulgated thereunder, and Centrahoma JV has no obligation to reimburse or gross-up any service provider with respect to Taxes imposed by Section 409A of the Code.

Section 4.12           Environmental Matters.  To the Knowledge of Seller, except as set forth on Schedule 4.12:

(a)           The Properties and operations of Centrahoma JV are in compliance with applicable Environmental Law and Environmental Permits;

(b)           Centrahoma JV has not received a notice of any violation of applicable Environmental Law or any Environmental Permits which has not been addressed to the satisfaction of the Governmental Authority issuing such notice;

(c)           Centrahoma JV is not the subject of any outstanding administrative or judicial order or judgment, nor any agreement with or directive from any Governmental Authority, requiring investigation or Remediation of a Release of Hazardous Substances or the payment of a fine or penalty under any Environmental Laws;

(d)           none of the Property nor any previously owned, leased or otherwise used property of Centrahoma JV is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System List, or any similar federal or state list of sites requiring environmental investigation or Remediation, nor has Centrahoma JV received a CERCLA § 104(e) request for information or similar request for information from a Governmental Authority regarding a state or federal Superfund site or any other type of site;

(e)     no employee of Centrahoma JV nor any third party has asserted a claim against Centrahoma JV alleging liability for (i) exposure to Hazardous Substances in connection with the Business or (ii) personal injury caused by the failure of Centrahoma JV to comply with applicable Environmental Laws that in either (i) or (ii) has not been resolved to the satisfaction of the employee or third party asserting such claim or any Governmental Authority involved in the resolution of such claim;

(f)      no underground storage tank currently exists or previously existed on the Property; and

(g)     Centrahoma JV is not subject to any Environmental Liabilities with respect to which Remediation or corrective action is currently required under applicable Environmental Laws.

Section 4.13           Legal Compliance.  Except with respect to (a) matters set forth in Schedule 4.10, (b) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.11), (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.12), and (d) compliance with Permits (as to which representations and warranties are made pursuant to Section 4.14), to the Knowledge of Seller, Centrahoma JV is in compliance with all applicable Laws and Centrahoma JV has not received written notice of any violation of any Law relating to the Business or to any of their assets or operations which could reasonably be expected to materially and adversely impact Centrahoma JV.

Section 4.14           Permits.  To the Knowledge of Seller, Centrahoma JV possesses all Permits, including all Environmental Permits, necessary for it to own, lease and operate its assets and to lawfully operate and carry on the Business as currently conducted.  All such Permits are in full force and effect and, to the Knowledge of Seller, Centrahoma JV or the applicable operator has operated the Business in compliance with such Permits.  Except as set forth in Schedule 4.12, there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit.  To the Knowledge of Seller, such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution, delivery and consummation of the transactions contemplated hereby.

Section 4.15           Insurance.  Schedule 4.15 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of Centrahoma JV as of the date of this Agreement.  Except as reflected on Schedule 4.10, there is no material claim by Centrahoma JV pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds nor has any denial of coverage or reservation of rights notice been given by any such underwriter and issuer with respect to a claim that is still pending.  All premiums due under such policies have been timely paid, and Centrahoma JV has complied with the terms and conditions of such policies.  All such insurance policies are in full force and effect.  No notice of cancellation or material alteration of coverage under, or indication of an intention not to renew, any such insurance policy has been received by Centrahoma JV or any of its Affiliates other than in the ordinary course of business.

Section 4.16           Labor Relations and Employee Benefits.  Centrahoma JV (i) is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Centrahoma JV or third Person that provides services to Centrahoma JV, and, to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by Centrahoma JV or third Person that provides services to Centrahoma JV which seeks recognition of a collective bargaining unit and there have been no such campaigns, petitions, or activities in the previous four years, or (ii) is not, and has not been within the previous four years, subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Seller, threatened between Centrahoma JV and any group of the foregoing employees or any representative of the foregoing employees.  Centrahoma JV is in material compliance with, and has at all times within the previous four years materially complied with, all applicable Laws relating to employment and employment practices, including without limitation the engagement of independent contractors.  As to Centrahoma JV, there is no pending or threatened, nor within the previous four years has been no, demand, charge, complaint, lawsuit, investigation, or Proceeding of any kind and in any forum by or on behalf of any present or former applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with any applicable Laws relating to employment and employment practices.  Centrahoma JV engages the services of Kahuna Operating LLC (“Kahuna”) as an independent contractor pursuant to that certain Facilities Operating Agreement between them dated March 1, 2008 (the “Operating Agreement”).   Centrahoma JV and Kahuna have fully complied with their respective obligations to provide workers’ compensation insurance in accordance with the Operating Agreement.  Kahuna’s workers’ compensation policy has been endorsed to name Centrahoma JV as an alternate employer as required by the Operating Agreement.  No employee of Kahuna has ever claimed in any demand, charge, complaint, lawsuit, investigation, or Proceeding against Centrahoma JV to be an employee Centrahoma JV as defined under applicable Law, whether co-employed or otherwise.  Except as set forth in Schedule 4.16, Centrahoma JV is not a party to any outstanding agreements or contracts with any service provider that cannot be terminated upon notice by and at no expense or liability to Centrahoma JV, or that provide for the payment by Centrahoma JV of any severance, compensation, bonus, commission, or any similar remuneration following termination of such agreement or contract.  Centrahoma JV is not the subject of any currently ongoing or, to the Knowledge of Seller, threatened investigations or audits related to employment-related violations by any Governmental Authority, and Centrahoma JV is not, nor has been within the previous four years, subject to or otherwise bound by any Governmental Order issued by any Governmental Authority relating to employment-related violations.  Centrahoma JV does not (i) have, nor has it ever had, any employees, as defined under applicable Law, whether co-employed or otherwise, or (ii) sponsor, maintain or contribute to or have any obligation to contribute to or any other liability with respect to, nor has it previously sponsored, maintained or contributed to or had any obligation to contribute to, any employee benefit or welfare plan, agreement or arrangement of any nature, whether written or unwritten, and including but not limited to, plans subject to ERISA.  There does not now exist, nor do any circumstances exist that could result in, any “benefit plan liability” of Seller or any Affiliate or ERISA Affiliate of Seller that would be, or could become, a liability following the Closing of Centrahoma JV, Buyer or any of Centrahoma JV’s or Buyer’s  Affiliates or ERISA Affiliates.  As used in the preceding sentence, the term “benefit plan liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Sections 206(g), 302 or 303 of ERISA, and (3) under Sections 412, 430, 431, 436 or 4971 of the Code, and the term “ERISA Affiliate” means with respect to a person or entity, any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Code.

Section 4.17           Title to Properties and Related Matters.

(a)           Centrahoma JV has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which Centrahoma JV acquired the real property interests owned by Centrahoma JV, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Centrahoma JV and relating to such real property interests.

(b)           Schedule 4.17(a) sets forth a true and correct list of all personal property of Centrahoma JV, which personal property is sufficient, in the aggregate, for Centrahoma JV to conduct the Business as currently conducted (other than certain personal property assets located in Denver, Colorado that are used in the performance of administrative tasks and duties related to the Business that are conducted by the Seller Parties and their Affiliates, including the functions contemplated by the Transition Services Agreement (as such term is defined in the ARMC Purchase Agreement)).  Centrahoma JV has good and valid title to all of its personal property used in the ordinary conduct of the Business, except for easements, rights of way and similar property use rights which are addressed in subsection (d) below.  Except as set forth in Schedule 4.17(b), the personal property owned by Centrahoma JV and used in the Business are subject to no Liens other than Permitted Liens.  Centrahoma JV is not a party to any leases for real property.

(c)           All of the pipelines, gas gathering systems, facilities and other tangible assets owned, leased or used by Centrahoma JV in the conduct of the Business are, to the Knowledge of Seller (i) structurally sound with no known defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, and (iii) not in need of maintenance or repair except for ordinary, routine maintenance and repair.

(d)           To the Knowledge of Seller, Schedule 4.17(d) sets forth a true and correct list of the Property.  Centrahoma JV has such easements, rights of way and other similar property use rights which are sufficient, in the aggregate, for Centrahoma JV to conduct the Business as currently conducted.  Buyer acknowledges that this Section 4.17(d) shall be deemed to be the only representation and warranty in the Agreement with respect to easements, rights of way and other similar property use rights held or used by Centrahoma JV.

(e)           Schedule 4.17(e) contains a true, correct and complete description of the property to be used for the construction of the Tupelo plant (the “Tupelo Property”).

Section 4.18           Gas Imbalances.  Except as disclosed on Schedule 4.18, there do not exist as of the date of this Agreement any gas imbalances (production, gathering, processing, transportation or otherwise) which are associated with the Property and Centrahoma JV has not received any quantity of gas prior to the Effective Time for which Buyer will have a duty to deliver an equivalent quantity of gas after the Effective Time.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1             Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2             Authorization; Enforceability.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other action or proceeding on the part of Buyer is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3             No Conflict.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not directly or indirectly (with or without notice or lapse of time):

(a)           violate any Law applicable to Buyer or any of its Affiliates or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)           violate any Organizational Document or any resolution of the board of directors or stockholders of Buyer or any of its Affiliates; or

(c)           (i) breach any Contract to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the properties or assets of Buyer or any of its Affiliates or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of such properties or assets of Buyer or any of its Affiliates.

Section 5.4             Consents and Approvals.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any third Person or any Governmental Authority, other than (a) the filings, consents, approvals authorizations and notices set forth in Schedule 5.4 (collectively, the “Buyer Approvals”), (b) compliance with, and filings under, the HSR Act or (c) as may be necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates.

Section 5.5             Litigation.  There are no Proceedings before any Governmental Authority pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates that may, individually or in the aggregate, adversely affect the ability of Buyer to enter into and perform its obligations under this Agreement, and there are no Orders binding upon Buyer or any of its Affiliates that may adversely affect the ability of Buyer to perform its obligations under this Agreement.

Section 5.6             Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer.

Section 5.7             Investment Representation.  Buyer is an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act of 1933) and is purchasing the ARMC Centrahoma Interest for its own account with the present intention of holding the ARMC Centrahoma Interest for investment purposes and not with a view to or for sale in connection with any public distribution of the ARMC Centrahoma Interest in violation of any federal or state securities Laws.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the ARMC Centrahoma Interest.  Buyer acknowledges that the ARMC Centrahoma Interest has not been registered under applicable federal and state securities Laws and that the ARMC Centrahoma Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

Section 5.8             Financing.  Buyer will have available on the Closing Date all funds necessary to (i) pay the Purchase Price and all other amounts payable hereunder; (ii) pay any fees and expenses payable by Buyer in connection with the transactions contemplated hereby; and (iii) satisfy any of its other payment obligations hereunder.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1             Conduct of Business.  From the date of this Agreement through the Closing, Parent agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any transaction involving a merger, consolidation, business combination, or disposition of any material amount of Seller’s assets or take any other action that would, in each case, be reasonably expected to materially delay the performance by the Seller Parties of their respective obligations under this Agreement.  From the date of this Agreement through the Closing, except as set forth on Schedule 6.1 or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Seller shall cause Centrahoma JV to (x) operate its business in the ordinary course and (y) without limiting the generality of the effect of the foregoing, use Reasonable Efforts to preserve intact the business of Centrahoma JV and Centrahoma JV’s relationships with customers, suppliers and others having business relationships with Centrahoma JV, (b) Seller shall not in any way transfer, dispose of or encumber any of the ARMC Centrahoma Interest or agree, in writing or otherwise, to the foregoing and (c) Parent shall cause Centrahoma JV not to, and shall cause Seller to vote its membership interests in Centrahoma JV against any action to, in the case of Centrahoma JV:

(i)            amend its Organizational Documents;

(ii)           liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)          (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any employee of Centrahoma JV (other than bonuses that are taken into account in the calculation of Net Working Capital) or (B) adopt, enter into or amend in any material respect any employee benefit plan or collective bargaining agreement;

(iv)          change its accounting methods, policies or practices, except as required by GAAP or applicable Laws;

(v)           change any Tax method of accounting for any material item except as required by Law, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(vi)          sell, assign, transfer, lease or otherwise dispose of any assets except in the ordinary course of business or pursuant to the terms of a Material Contract;

(vii)         make any capital expenditure in excess of $250,000 other than capital expenditures reflected on Schedule 6.1 and other than reasonable capital expenditures in connection with any emergency or force majeure events affecting a Company;

(viii)        merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make any loans, advances or capital contributions to, or investments in, any Person (other than in a Company or extensions of credit to customers in the ordinary course of business);

(ix)          issue or sell any equity interests, notes, bonds or other securities of Centrahoma JV (except for intercompany loans from or to any of the Seller Parties or their respective Affiliates in the ordinary course of business that will be eliminated at or prior to Closing), or any option, warrant or right to acquire the same;

(x)           declare, set aside or pay any dividend or other distribution with respect to any of its equity interests, or repurchase or redeem any of its equity interests;

(xi)          adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or otherwise hire any employees;

(xii)         incur, create or assume or modify the terms of any Indebtedness, including a Company Guarantee, or subject any asset of Centrahoma JV to any Lien other than a Permitted Lien;

(xiii)        terminate or close any facility, business or operation of Centrahoma JV except in the ordinary course of business;

(xiv)        except to the extent fully accrued in the Financial Statements, compromise, settle, grant any waiver or release any claims relating to any Proceeding other than compromises, settlements, waivers or releases (to the extent not already described in Schedule

6.1) that result in Centrahoma JV incurring any costs or foregoing any benefits that individually are less than $50,000 and in the aggregate are less than $250,000, in each case net of any amounts recovered or reasonably expected to be recovered from insurance;

(xv)         materially modify the terms of any Material Contract or enter into any (A) revenue-generating Contract that has a term longer than 30 days, (B) Contract involving expenditures in excess of $250,000 or (C) Contract that would constitute a Material Contract; or

(xvi)        agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2             Investigation; Access; No Other Representations and Warranties.

(a)           Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning Centrahoma JV and the Business, and Buyer has been furnished with or given full access to such information about Centrahoma JV and the Business as it requested.  In connection with Buyer’s investigation of Centrahoma JV and the Business, Buyer and its Representatives have received from the Seller Parties or their respective Representatives certain projections and other forecasts for Centrahoma JV and certain estimates, plans and budget information.  Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Buyer is familiar with such uncertainties; and (iii) Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its Representatives.

(b)           Buyer agrees that, except for the representations and warranties made by Parent in Article III and Article IV, none of the Seller Parties or any of their respective Affiliates or Representatives has made and shall not be deemed to have made to Buyer or its Affiliates or Representatives any representation or warranty of any kind.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Parent in Article III and Article IV, Buyer agrees that none of the Seller Parties or any of their respective Affiliates or Representatives makes or has made any representation or warranty to Buyer or any of its Representatives or Affiliates with respect to:

(i)            any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Centrahoma JV or the future Business or affairs of Centrahoma JV heretofore or hereafter delivered to or made available to Buyer or its Representatives or Affiliates;

(ii)           any other information, statements or documents heretofore or hereafter delivered to or made available to Buyer or its Representatives or Affiliates, including the information contained in the data room, with respect to Centrahoma JV or the Business or affairs of Centrahoma JV, except as expressly covered by representations and warranties made by Parent in Article IV.

(c)           Seller acknowledges and agrees that, except for the representations and warranties made by Buyer in Article V, none of Buyer or any of its Affiliates or Representatives makes or has made to Seller or any of its Affiliates or Representatives any representation or warranty of any kind.

(d)           From the date hereof through the Closing, the Seller Parties shall (i) afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to the properties, books, contracts, records and appropriate officers and employees of Centrahoma JV, (ii) facilitate access to any such books, contracts and records in the possession of third parties who provide services to Centrahoma JV, (iii) facilitate access to third party producers and service providers, and (iv) furnish such authorized Representatives of Buyer with all financial and operating data and other information concerning the affairs of Centrahoma JV as Buyer and such Representatives may reasonably request.  Seller, at no additional cost to Buyer, shall have the right to have one or more of its Representatives present at all times during any such inspections, interviews, and examinations.  Notwithstanding the foregoing, Buyer shall have no right of access to, and the Seller Parties shall have no obligation to provide to Buyer, information relating to (A) any information the disclosure of which would jeopardize any privilege available to Centrahoma JV or any of the Seller Parties relating to such information or (B) any information the disclosure of which would result in a violation of Law.

(e)           Commencing promptly after the execution of this Agreement, the Seller Parties will provide Representatives of Buyer during normal business hours, at no cost or expense to any of the Seller Parties and at the sole cost and expense of Buyer, with access to (and, in the case of clauses (ii) and (iii), reasonable assistance from) (i) data, including accounting and other books and records and (ii) the accountants responsible for the financial statements of Centrahoma JV. The Seller Parties agree to authorize Buyer’s independent auditors to have access to the working papers associated with the financial statements of Centrahoma JV.

Section 6.3             Third-Party Approvals.  Buyer and the Seller Parties shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties, including Governmental Authorities, that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

Section 6.4             Regulatory Filings.  From the date of this Agreement until the Closing, each of Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, (i) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date of this Agreement, except that Seller shall pay one-half of the filing fee due in connection with any one filing pursuant to the HSR Act as a result of this Agreement and the ARMC Purchase Agreement and Buyer shall pay any remaining filing fees due in connection with all filings pursuant to the HSR Act, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (viii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.  If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

Section 6.5             Company Guarantees.  A list of Company Guarantees as of the date hereof is set forth in Schedule 6.5 hereto, and the Seller Parties shall update such schedule as of the Closing Date, provided, however, that any such updates must be approved in writing by Buyer in accordance with the provisions of Section 6.1(xii).  Buyer shall obtain from the respective beneficiary, in form and substance reasonably satisfactory to the Seller Parties, on or before the Closing, valid and binding termination of Company Guarantees or releases of Parent and its Affiliates (other than the Companies), as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Company Guarantees in effect as of the Closing, including by providing substitute guarantees with terms that are as favorable to the counterparty as the terms of the applicable Company Guarantees and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.  Buyer shall indemnify and hold harmless Parent and its Affiliates from and after the Closing for any Losses arising out of or relating to any Company Guarantees.

Section 6.6             [Reserved].

Section 6.7             Permits. Seller and Buyer shall cooperate to provide all notices and otherwise take all actions required to transfer or reissue any Permits, including Environmental Permits, as a result of or in furtherance of the transactions contemplated by this Agreement.

Section 6.8             Indemnification of Officers and Directors, Employees and Agents.  For a period of not less than six years after the Closing Date, Buyer shall cause the Organizational Documents of Centrahoma JV to continue to include the same provisions concerning the exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, officers, agents and directors of Centrahoma JV for acts or omissions occurring at or prior to the Closing as are contained in such Organizational Documents as of the date of execution of this Agreement, and Buyer shall cause Centrahoma JV (and any successors thereto) to jointly and severally honor all such provisions, including making any indemnification payments and expense advancements thereunder.  If any indemnifiable claim is asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under Centrahoma JV Organizational Documents until such claim is disposed of or all orders in connection with such claim are fully satisfied.

Section 6.9             [Reserved]

Section 6.10           Interim Audited Financials. Seller shall cause KPMG LLP, or another nationally recognized accounting firm reasonably acceptable to Buyer, to conduct an audit of Centrahoma JV’s financial statements for the period beginning January 1, 2010 and ending on the Effective Time, prepared in accordance with GAAP, consistently applied, and containing audited balance sheets of Centrahoma JV as of the Effective Time, together with related statements of income and comprehensive income, changes in capital and cash flows, appropriate footnotes and audit opinions related thereto (the “Interim Financial Statements”), and shall deliver the Interim Financial Statements to Buyer on or before December 15, 2010.  Buyer shall be responsible for the payment of all of the fees charged by such external accounting firm for the audits of the Interim Financial Statements (such 2010 audit fees are already an accrued liability, 50% of which will be included in Current Liabilities).

Section 6.11           [Reserved].

Section 6.12           [Reserved].

Section 6.13           [Reserved].

Section 6.14           Further Assurances.  After the Closing, Parent shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further documents (including corrections to any exhibits or conveyances that are not accepted as being in recordable form), and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Property, the Business and the Tupelo Property to Buyer.  Furthermore, without limitation of the foregoing, it is expressly understood that the Property is to include all the assets and properties from which the net revenues of the Business were derived from the inlet flange of the meter connected to the applicable pipeline owned by Centrahoma JV to the plant owned and operated by Centrahoma JV and all Material Contracts; and if it should be discovered, from time to time, that such assets and properties were not granted, conveyed, and assigned to Buyer at the Closing, Parent shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further documents and do such further act and things as may be reasonably necessary to fully and effectively grant, convey and assign such assets and properties to Buyer, including all meters utilized in connection with the Midstream Facilities.

ARTICLE VII
DUE DILIGENCE EXAMINATION

Section 7.1             Assertion of Defects.  Buyer may, to the extent it deems appropriate, conduct, at its sole cost, such title, environmental, or other examination or investigation as it may choose to conduct with respect to the Property, the Tupelo Property or the operation of the Business; provided, however, that Buyer shall not perform any invasive sampling or subsurface investigation without the prior written consent of Parent, which consent shall not be unreasonably withheld.  Buyer agrees to indemnify each of the Seller Parties for any costs or liabilities incurred by any such Seller Party as a direct result of any verifiable Property damages arising from Buyer’s examination or investigation (including any invasive sampling or subsurface investigation); provided that such Property damages shall not include any Remediation that might be required as a result of the underlying Environmental Condition that prompted the invasive sampling or subsurface investigation.  Should, as a result of such examination and investigation, or otherwise, matters come to Buyer’s attention which would constitute Defects (as below defined), and should there be one or more of such Defects which Buyer determines it is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall or cause its Representatives to, notify Parent in writing (a “Defects Notice”) of such Defects at least five (5) Business Days prior to the Closing (the “Claim Date”).  Such Defects of which Buyer so provides notice are herein called “Asserted Defects”.  In the event that Buyer notifies Parent of Asserted Defects, Parent shall have the right (but not the obligation) to attempt to cure, such Asserted Defects to the reasonable satisfaction of Buyer.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Parent shall have no liability for, any Defect that Buyer fails to assert as a Defect by a Defect Notice received by Parent on or before the Claim Date.  The representations and warranties regarding title to, or the sufficiency of, the Property, including any required third party consents required under the terms of the rights-of-way or surface agreements included among the Property or other Defects shall terminate and expire on the Claim Date, and following such termination, no claim may be brought against Parent with respect to such matters unless a claim for an Asserted Defect has been properly brought pursuant to this Article VII prior to such termination.  To be effective, each Defect Notice shall be in writing, and shall include (i) a description of the alleged Asserted Defect(s), (ii) the relevant Property or operation of the Business affected by the Asserted Defect (each a “Defect Property” or a “Defect Operation,” as applicable), (iii) the estimated value of each Defect Property or each Defect Operation, (iv) to the extent available, a description of the supporting documents reasonably necessary for Parent to verify the existence of the alleged Asserted Defect(s) and (v) Buyer’s reasonable estimate of the Defect Amount.  Parent shall have the right, but not the obligation (at its sole cost) to cure any Asserted Defects on or before one-hundred twenty (120) days after the Closing Date (the “Cure Period”).

Section 7.2             Defects Defined.  The term “Defect” as used in this Section shall mean either “Title Defects” or “Environmental Defects”.

(a)           A “Title Defect” means that Centrahoma JV’s ownership of the: (i) Midstream Facilities is such that it does not entitle Centrahoma JV to own, operate, maintain, repair, replace or use all or a portion of the Midstream Facilities in accordance with the prudent practices of the gas pipeline industry; (ii) Property does not entitle Centrahoma JV to own, locate, operate, maintain, repair, replace or use all or a portion of the Midstream Facilities in accordance with the prudent practices of the natural gas pipeline industry; (iii) Property is such that, when the Property is transferred to Buyer pursuant to this Agreement, Buyer will not receive good and marketable title to all or a portion of the Property free and clear of all adverse Liens, other than Permitted Liens; or (iv) any Property or the Tupelo Property is subject to a Lien other than a Permitted Lien; provided that the following shall not be considered Title Defects:

(i)            defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings;

(ii)           defects based solely on (i) lack of information in a Company’s files or (ii) references to a document(s) if such document(s) is not in a Company’s file so long as such information or document is on file in the applicable public record;

(iii)          defects based on a gap in a Company’s chain of title in the county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Defect Notice;

(iv)          defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; and

(v)           defects or such other imperfections of title that Parent can show by a preponderance of the evidence would normally be waived or accepted by persons, advised of the facts and their legal significance, engaged in the gas pipeline industry when purchasing rights-of-way.

(b)           An “Environmental Defect” is (i) any violation of, or noncompliance with, any applicable Environmental Laws or Environmental Permits that adversely affects the Property or the Tupelo Property or the operation of the Business, (ii) a condition, including an Environmental Condition, upon or under a Property or the Tupelo Property, which requires investigation, Remediation or corrective action under applicable Environmental Laws, (iii) any other Environmental Liability with respect to which Remediation or corrective action is currently required under applicable Environmental Laws or (iv) any potential environmental condition that has been identified by Buyer or Buyer’s environmental consultant but, with respect to which, Seller did not consent to Buyer conducting invasive sampling or a subsurface investigation.

Section 7.3             Remedies for Defects.  Subject to Parent’s continuing right to dispute the existence of a Defect or the Defect Amount asserted with respect thereto, if any Asserted Defect is not waived in writing by Buyer or cured by the Cure Period with respect to such Defect, Parent shall, at its sole option and subject to the Defect Deductible and the Defect Cap, elect to:

(a)           return to Buyer by wire transfer in immediately payable funds the amount determined pursuant to Section 7.6 as being the value of such Defect (the “Defect Amount”); or

(b)           indemnify Buyer against all Losses resulting from such Asserted Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in substantially the form attached hereto as Exhibit G.

For avoidance of doubt, Parent may elect a different remedy permitted under this Section 7.3 with respect to each Defect.

Section 7.4             Dispute of Defect or Defect Amount.  If the existence of the Asserted Defect or the Defect Amount is timely asserted prior to Claim Date, but is disputed, no reduction shall be made in the Purchase Price at Closing and instead such adjustment, if any, shall be made as part of the final settlement pursuant to Section 2.6, or if not yet then resolved, thereafter when resolved in accordance with this Article VII.  Upon such resolution and a conclusion pursuant thereto that a Defect exists, if Parent elects the option set forth in clause (a) of Section 7.3 above, then Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the respective Asserted Defect and all liabilities with respect thereto and the foregoing shall be deemed to constitute obligations of Buyer.  If Parent is unable to cure any Defect within the Cure Period, then Parent shall within five Business Days after the expiration of the Cure Period, select one of the remedies set forth in clauses (a) or (b) of Section 7.3 as the remedy for such Defect.

Section 7.5             Exclusive Remedy.  This Article VII shall be the sole and exclusive right and remedy of Buyer with respect to Defects with respect to any of the Property, the Tupelo Property or any other Environmental Liability.

Section 7.6             Defect Amount.  The Defect Amount resulting from a Defect shall be the amount by which the value of the affected Defect Property or the value of the Business, whichever is greater, is reasonably reduced as a result of the existence of such Defect and shall be determined in accordance with the following terms and conditions:

(a)           if Buyer and Parent agree on the Defect Amount, then that amount shall be the Defect Amount;

(b)           if an Environmental Defect, the reasonable cost necessary to investigate, Remediate and take any corrective action in the most cost-effective manner, incorporating the least stringent clean-up standards that, based upon the use classification of the subject Property or the Tupelo Property, as applicable, are allowed under applicable Environmental Law and using the least costly methods that are allowed under applicable Environmental Law, and for Environmental Defects not involving clean-up of contamination, the reasonable cost necessary to investigate, Remediate and take corrective action;

(c)     if a Title Defect is a Lien that is undisputed and liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Defect Property;

(d)     if a Title Defect represents an obligation or Lien upon or other defect in title to the Defect Property of a type not described above, the Defect Amount shall be determined by taking into account the portion of the Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably estimated potential economic effect of the Title Defect over the life of the Defect Property, the values and estimated cost to cure placed upon the Title Defect by Buyer and Parent and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(e)           if a Title Defect relates to an ownership gap in a right-of-way included in the Property, the Defect Amount shall be the reasonable estimated costs and expenses necessary to cure such gap, or alternatively, to construct an alternative route for the pipeline system around such gap, including the cost of acquiring any necessary real property right-of-way and related capital expenditures;

(f)            the Defect Amount with respect to a Defect Property shall be determined without duplication of any costs or losses included in another Defect Amount hereunder; and

(g)           in determining the Defect Amount attributable to the Centrahoma JV, the Defect Amount shall be multiplied by 60% to reflect Seller’s ownership interest in Centrahoma JV.

Section 7.7             Limitations on Adjustment.  Notwithstanding anything to the contrary, there shall not be any remedies provided by Parent for any Defect Amount unless all Defect Amounts in the aggregate (excluding any Defects cured by Parent or which it has elected to cure and the Cure Period has not expired with respect to such election) pursuant to this Agreement and pursuant to Article VII of the ARMC Purchase Agreement (with respect to “Defects,” “Defect Amounts” and “Cure Period” as defined therein) collectively exceed $250,000 (the “Defect Deductible”), after which point, Buyer shall be entitled to the remedies provided for in Section 7.3 only with respect to such Defects in excess of such Defect Deductible, and in no event shall Parent’s aggregate liabilities and obligations relating to Defects in accordance with this Article VII (including for purposes of this calculation, amounts spent by Parent to cure any Defect) and in accordance with Article VII of the ARMC Purchase Agreement (with respect to “Defects” as defined therein) collectively exceed $13,400,000 (the “Defect Cap”).

Section 7.8             Arbitration.

(a)           The Parties agree that any and all disputes or claims by either Buyer or Parent arising from or related to this Article VII that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such act and under the choice of law clause contained in this agreement.  Arbitration shall take place at an appointed time and place in Denver County, Colorado.

(b)           Each of Parent and Buyer shall select one impartial arbitrator, and the two so designated shall select a third impartial arbitrator.  If either Parent or Buyer shall fail to designate an arbitrator within fourteen (14) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within thirty (30) days after arbitration is requested, then an arbitrator shall be selected by the Senior U.S. District Judge for the District of Colorado.  Judgment upon an award of the majority of the arbitrators shall be final and binding upon the Parties.

(c)           Discovery shall be made pursuant to the Federal Rules of Civil Procedure and completed within forty-five (45) days of selection of the third arbitrator.  Final hearing on the matter shall be had within sixty (60) days of the selection of the third arbitrator and a final decision (which is based on the law and the facts and may include the award of attorney’s fees and costs) with a written opinion stating the reasons therefor shall be rendered within seventy-five (75) days of said date.

(d)           The arbitration process shall be kept confidential and such conduct, statements, promises, offers, views and opinions shall not be used by any of the Parties in any legal proceeding or for any other purpose, except to the extent reasonably necessary to enforce the final decision of the arbitrators.

ARTICLE VIII
TAX MATTERS

Section 8.1             Tax Returns Due After the Closing Date. Buyer shall cause Centrahoma JV to prepare and duly file all Tax Returns that are required to be filed after the Closing Date by or with respect to Centrahoma JV, including any such Tax Return covering any Taxable year or Taxable period commencing before and ending after the Effective Time (the “Straddle Period”).  Buyer shall provide drafts of Tax Returns for a Straddle Period (or any period ending on or before the Effective Time that Buyer is required to file) to Parent for Parent’s review no later than 10 days prior to the due date of such Tax Returns, and Buyer shall consider in good faith any comments provided by Parent.  With respect to Taxes not based upon or related to income or receipts for a Straddle Period (or any period on or before the Effective Time that Buyer is required to file), upon notice from Buyer, Parent shall pay to Buyer, prior to the due date for any such Tax Return, an amount equal to Seller’s share of such Taxes, except to the extent that such Taxes have been taken into account as a Current Liability in the determination of Net Working Capital or taken into account under the ARMC Purchase Agreement.  For purposes of this section, Seller’s share of Taxes not based upon or related to income or receipts for a Straddle Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Effective Time and the denominator of which is the number of days in the Straddle Period.

Section 8.2             Tax Cooperation.  Buyer and Seller shall cooperate fully, and Buyer shall cause Centrahoma JV to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with requests for the provision of any information or documentation within the Knowledge or possession of the other Party, or any information or documentation that can be reasonably obtained from the appropriate Person by the other Party, as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including without limitation, compliance with Financial Accounting Standards Board Interpretation No. 48), the filing of any Tax Return, and any audit, litigation, administrative or other proceeding with respect to Taxes.

Section 8.3             Transfer Taxes.  Buyer shall be responsible for and indemnify Parent for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1             Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)           The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or shall have been terminated or any applicable approval shall have been obtained;

(b)           (i) The Fundamental Representations and Warranties shall be true in all respects as of the date of this Agreement and as of the Closing and (ii) the representations and warranties of Parent contained in this Agreement (other than the Fundamental Representations and Warranties) (considered without regard to any qualification by, or reference to, materiality, material respects or Material Adverse Effect set forth therein) shall be true in all respects as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except for such failures to be true as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Centrahoma JV;

(c)           The Seller Parties shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing;

(d)           There shall have not occurred since the date of this Agreement any event or circumstance that would reasonably be likely to result in a Material Adverse Effect on Centrahoma JV;

(e)           Each of the Seller Parties shall have delivered to Buyer a certificate, dated as of the Closing Date, certifying that the conditions specified in Section 9.1(b), (c) and (d) have been fulfilled;

(f)            Parent shall have delivered to Buyer such documents as shall have been required by Buyer, including full and unconditional releases, evidencing that all intercompany debt owed by Centrahoma JV to any of the Seller Parties or their respective Affiliates has been paid;

(g)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith;

(h)           Buyer shall have received a true and complete copy, certified by the secretary of each of Seller and Parent, respectively, of resolutions duly and validly adopted by the board of directors of Seller and the managers of Parent, evidencing their respective authorization of the execution and delivery of this Agreement and the consummation of transactions contemplated hereby;

(i)            Each of the Seller Parties shall have delivered to Buyer all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.4(b);

(j)            Buyer shall have received all Seller Approvals and Antero Midstream Approvals, in form and substance satisfactory to Buyer;

(k)           The conditions to closing of the ARMC Purchase Agreement (other than the condition related to the closing of this Agreement) shall have been satisfied or waived by the applicable party thereunder and Parent shall be ready, willing and able to consummate the transactions contemplated by the ARMC Purchase Agreement promptly following the Closing;

(l)            There shall have not occurred since the date of this Agreement any event that has caused ONEOK to cease purchasing all plant products from the Coalgate and Atoka plants of Centrahoma JV as a result of any shutdown, interruption or declaration of force majeure by ONEOK, which cessation of purchasing of all such production is reasonably likely to continue for a period of not less than 60 consecutive days;

(m)          There shall have not occurred events or circumstances that would result in or give rise to claims by Buyer Indemnified Parties for indemnification under Article X of this Agreement (assuming the Closing actually had occurred) and under Article X of the ARMC Purchase Agreement (assuming the closing thereunder actually had occurred) and that would be reasonably likely to result in aggregate Losses incurred by such Buyer Indemnified Parties in excess of $26,800,000 (which individual claims for which Buyer believes it would be entitled to indemnification if the Closing had occurred and the resulting reasonable good faith estimate of Losses shall be identified and described in writing delivered by Buyer to Seller prior to the Closing); and

(n)           Seller and MarkWest shall have agreed in writing that Centrahoma JV shall make an election under Section 754 of the Code with respect to the purchase and sale contemplated by this Agreement.

Section 9.2             Conditions to the Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent:

(a)           The Seller Approvals set forth on Schedule 3.4 shall have been duly made, given or obtained and shall be in full force and effect;

(b)           (i) The representations and warranties contained in Sections 5.1, 5.2 and 5.3 of this Agreement shall be true in all respects as of the date of this Agreement and as of the Closing and (ii) the representations and warranties of Buyer contained in this Agreement (other than those representations and warranties set forth in Sections 5.1, 5.2 and 5.3 of this Agreement) (considered without regard to any qualification by, or reference to, materiality, material respects or Material Adverse Effect set forth therein) shall be true in all respects as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except for such failures to be true as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer;

(c)           Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(d)           Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(b) and (c) have been fulfilled;

(e)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith;

(f)            Buyer shall have delivered to Seller all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.4(c);

(g)           Seller shall have received all Buyer Approvals, in form and substance satisfactory to Seller;

(h)           Seller and its Affiliates shall have received a full and unconditional release in form and substance reasonably satisfactory to Seller of the Company Guarantees;

(i)            Seller shall have received a true and complete copy, certified by the secretary of Buyer, of resolutions duly and validly adopted by the board of directors of Buyer, evidencing authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(j)            The conditions to closing of the ARMC Purchase Agreement (other than the condition related to the closing of this Agreement) shall have been satisfied or waived by the applicable party thereunder and the buyer under the ARMC Purchase Agreement shall be ready, willing and able to consummate the transactions contemplated by the ARMC Purchase Agreement promptly following the Closing; and

(k)           The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or shall have been terminated or any applicable approval shall have been obtained.

ARTICLE X
INDEMNIFICATION

Section 10.1           Survival.  The representations and warranties in this Agreement and all covenants contained in this Agreement shall survive the Closing until 6 months after the Closing Date, except that (a) the representations and warranties in Section 4.12 (Environmental Matters), the first sentence in Section 4.17(b) and all of Section 4.17(d) (Title to Properties and Related Matters) shall expire on the Closing Date, and (b) the covenants in Section 6.14 (Further Assurances) shall survive until two years after the Closing Date.  No Party shall have any liability for indemnification claims made under this Article X with respect to any representations, warranty or covenant in this Agreement unless a notice of such indemnification claim is provided by the claiming Buyer Indemnified Party or Seller Indemnified Party, as applicable, to the Indemnifying Party prior to the expiration of the applicable survival period for such representations, warranty or covenant.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Article X.

Section 10.2           Indemnification.

(a)           From and after the Closing, Parent will indemnify, defend and hold harmless Buyer and its officers, members, directors, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Parent in this Agreement or any closing certificate delivered pursuant to Section 9.1(b) to be true and correct as of the Closing (as if made anew at and as of the Closing); provided, however, that for purposes of determining under this Section 10.2 the amount of Losses incurred or suffered, any reference to “materiality” or “Material Adverse Effect” in such representation or warranty shall be disregarded, or (ii) the breach of any covenant or agreement made or to be performed by any of the Seller Parties pursuant to this Agreement.  Notwithstanding anything herein to the contrary, (x) Parent will not be liable except to the extent the aggregate amount of Losses with respect to such matters under Article X of this Agreement and Article X of the ARMC Purchase Agreement (with respect to “Losses” as defined therein) collectively exceed $1,340,000, in which case Parent shall be liable only for Losses above and beyond such amount and (y) in no event shall Parent’s aggregate liabilities and obligations arising under Article X of this Agreement and Article X of the ARMC Purchase Agreement collectively exceed $26,800,000; provided, however, that the limitations set forth in this Section 10.2(a) shall not apply in the case of claims based upon intentional misrepresentation or fraud by Parent.

(b)           From and after the Closing, Buyer will indemnify, defend and hold harmless Parent and its officers, members, directors, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Buyer in this Agreement or any closing certificate delivered pursuant to Section 9.2(b) to be true and correct as of the Closing (as if made anew at and as of the Closing), and (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

(c)           Except for the provisions of Section 10.1, nothing in this Article X shall apply to Losses with respect to any and all Defects (including the representations and warranties set forth in Sections 4.12 and 4.17(d)), the Losses with respect to which shall be as set forth in Article VII.

(d)           Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall be deemed not to have suffered any Losses under this Section 10.2 arising from claims based on specific types of assets and liabilities included in determining the Final Net Working Capital.  It is the intent of the Parties that (i) the procedures set forth in Section 2.6 and the dispute resolution procedures referenced therein shall provide the sole and exclusive remedies for claims relating to the calculation of Final Net Working Capital and (ii) Buyer shall not have recourse pursuant to Section 10.2 for breaches of representations and warranties contained in this Agreement to the extent that the facts constituting any such breaches are taken into account in determining Final Net Working Capital pursuant to Section 2.6.

(e)           In determining the amount of any claim for indemnification by a Buyer Indemnified Party pursuant to Article X of this Agreement, the amount of such claim shall in all cases be multiplied by 60% to reflect Seller’s ownership interest in Centrahoma JV.

(f)            THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

Section 10.3           Procedures.

(a)           If any Person who or which is entitled to seek indemnification under Section 10.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.2, the Indemnified Party shall promptly (i) notify the party against whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)           The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this Article X), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent of the Indemnified Party shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)           If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)           Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct

Claim. If the Indemnifying Party does not so respond within such five Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)           Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds and any indemnification reimbursement proceeds realized by and paid to the Indemnified Party in respect of such claim, and the amount of any Loss shall take into account any net Tax benefits attributable to the circumstance or event giving rise to such Loss.

Section 10.4           Exclusive Remedy and Release.  Except for the right to indemnification provided in Section 7.1, the indemnification and remedies set forth in this Article X shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 10.4 shall prevent any Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article X.

ARTICLE XI
TERMINATION

Section 11.1           Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           by either Seller or Buyer if the Closing shall not have occurred by December 15, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by Buyer if a breach of any representation or warranty or a failure to perform or comply with any covenant or agreement on the part of any of the Seller Parties set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 9.1(b) or (c) not to be satisfied, and such breach or failure is not cured, or is not reasonably capable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by Buyer to Seller of such breach; provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Buyer if Buyer is in breach of this Agreement at the time of termination of this Agreement such that any of the conditions set forth in Section 9.2(b) and (c) would not be satisfied if the date of such termination were the Closing Date;

(c)           by Seller if a breach of any representation or warranty or a failure to perform or comply with any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 9.2(b) or (c) not to be satisfied, and such breach or failure is not cured, or is not reasonably capable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by Seller to Buyer of such breach; provided, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Seller if any of the Seller Parties is in breach of this Agreement at the time of termination of this Agreement such that any of the conditions set forth in Section 9.1(b), (c) and (d) would not be satisfied if the date of such termination were the Closing Date;

(d)           by Seller in the event that the ARMC Purchase Agreement is terminated in accordance with Section 11.1(c) of the ARMC Purchase Agreement;

(e)           by Buyer or Seller in the event that any Governmental Order, enjoining or otherwise prohibiting the purchase of the ARMC Centrahoma Interest contemplated by this Agreement shall have become final and non-appealable; provided, however, that the applicable Party’s right to terminate this Agreement under this Section 11.1(d) shall not be available to such Party if such Party has failed in any material respect to fulfill any of its obligations under Section 6.2(a) of this Agreement;

(f)            by Seller if Buyer fails to deliver the Second Deposit within the timeframe required by Section 2.2(a); or

(g)           by Buyer or Seller in the event that the ARMC Purchase Agreement is terminated pursuant to any subclause of Section 11.1 of the ARMC Purchase Agreement other than Section 11.1(c) or Section 11.1(f) of the ARMC Purchase Agreement.

Section 11.2           Procedure and Effect of Termination; Distribution of Deposit.

(a)           In the event of termination of this Agreement as provided in Section 11.1, written notice thereof shall be given by the Party so terminating to the other Parties, and this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto (or any of its Representatives, financing sources or Affiliates), except that (i) Section 12.2 and Section 12.4 shall survive any termination, (ii) in the event this Agreement is terminated by Seller pursuant to Section 11.1(c) or Section 11.1(d), Seller shall be permitted to exercise the rights set forth in Section 11.2(b), (iii) in the event this Agreement is terminated by Seller pursuant to Section 11.1(f), Seller shall be permitted to exercise the rights set forth in Section 11.2(c) and (iv) nothing herein shall relieve any Party from liability for any knowing and intentional breach of this Agreement occurring prior to such termination.

(b)           Notwithstanding Section 11.2(a), in the event that this Agreement is terminated by Seller pursuant to Section 11.1(c) or Section 11.1(d), then Seller may elect, in its sole discretion, to retain the Deposit as full liquidated damages as its sole and exclusive remedy for any damages arising as a result of any breach or default by Buyer that gave rise to Seller’s right to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d).  In this regard, it is expressly stipulated and acknowledged by the Parties that the actual amount of damages resulting from such a termination of this Agreement by Seller pursuant to Section 11.1(c) or Section 11.1(d) would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, and that the liquidated damages provided for in this Section 11.2(b) would be a reasonable estimate by the Parties of such damages.

(c)           Notwithstanding Section 11.2(a), in the event that this Agreement is terminated by Seller pursuant to Section 11.1(f), then Seller may elect, in its sole discretion, to retain the Initial Deposit as full liquidated damages as its sole and exclusive remedy for any damages arising as a result of any breach or default by Buyer that gave rise to Seller’s right to terminate this Agreement pursuant to Section 11.1(f).  In this regard, it is expressly stipulated and acknowledged by the Parties that the actual amount of damages resulting from such a termination of this Agreement by Seller pursuant to Section 11.1(f) would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, and that the liquidated damages provided for in this Section 11.2(c) would be a reasonable estimate by the Parties of such damages.

(d)           If this Agreement is terminated for any reason other than Seller’s right to terminate pursuant to Section 11.1(c), Section 11.1(d) or Section 11.1(f), then Seller shall deliver the Deposit to Buyer within fifteen (15) Business Days of the termination of this Agreement.

(e)           Notwithstanding anything contained in this Agreement to the contrary, if this Agreement and the ARMC Purchase Agreement do not close because Parent has not waived the application of Section 9.2(l) of the ARMC Purchase Agreement pursuant to Section 6.15 of the ARMC Purchase Agreement, then Seller shall deliver the Deposit to Buyer within fifteen (15) Business Days of the termination of this Agreement.

Section 11.3           Return of Information.  Within ten Business Days following termination of this Agreement in accordance with Section 11.1, Buyer shall, and shall cause its Affiliates and Representatives to, return to Seller, or destroy, all Confidential Information (as defined in the Confidentiality Agreement) furnished or made available to Buyer and its Affiliates and Representatives by or on behalf of Seller, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Buyer or any of its Affiliates or Representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Confidential Information.  Buyer shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Confidential Information as required under this Section 11.3.

ARTICLE XII
MISCELLANEOUS

Section 12.1           Notices.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) the next Business Day when delivered via overnight courier or (iv) when delivered by fax and promptly confirmed by delivery in person, post or overnight courier as aforesaid in each case, with postage prepaid, addressed as follows:

(a)           If to Buyer, to:

Cardinal Arkoma Midstream, LLC

8150 N. Central Expressway, Suite 1725

Dallas, Texas  75206

Attn:  Douglas E. Dormer, Jr.

Fax: (214) 468-0701

with a copy to (which copy shall not constitute notice):

Thompson & Knight LLP

1722 Routh St., Suite 1500

Dallas, Texas 75201

Attn: Arthur J. Wright

Fax: (214) 999-1695

(b)           If to any of the Seller Parties, to:

Antero Resources LLC

1625 17th Street, Suite 300

Denver, Colorado 80202

Attn:  General Counsel

Fax: (303) 357-7315

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attn:  W. Matthew Strock

Fax: (713) 615-5650

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.2           Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.3           Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 12.4           Expenses.  Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants (for purposes of this Section 12.4, Parent shall bear all expenses incurred by the Seller Parties).

Section 12.5           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or electronic .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 12.6           Entire Agreement.  This Agreement and the Disclosure Schedules and exhibits hereto constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 12.7           Amendments.  Except as provided in Section 2.4(a), this Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 12.8           Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of Buyer and Parent, which consent shall not be unreasonably withheld, conditioned or delayed by either Buyer or Parent; provided, however, that nothing herein shall restrict or prevent a Party from publishing such press releases or other public communications (including the filing of this Agreement with the Securities and Exchange Commission) as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 12.9           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 12.10        Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to the Laws that might be applicable under conflicts of laws principles.

(b)           The Parties agree that except as specifically otherwise provided in this Agreement, the appropriate, exclusive and convenient forum for any disputes between any of the

Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Denver, Colorado, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Denver, Colorado with respect to any matter under this Agreement shall be binding.

(c)           To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 12.10(b).

(d)           THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 12.11        Affiliate Liability.  Each of the following is herein referred to as an “Antero Affiliate”:  (a) any direct or indirect holder of equity interests or securities in Parent (whether limited or general partners, members, stockholders or otherwise), (b) any director, officer, employee, representative or agent of (i) Parent or (ii) any Person who controls Parent or (c) any Person who is under common control with Parent.  No Antero Affiliate shall have any liability or obligation to Buyer of any nature whatsoever in connection with or under this Agreement, any of the ancillary documents required hereby or the transactions contemplated herein or therein except to the extent any such Antero Affiliate is a party to this Agreement or any such ancillary document and then only with respect to the express obligations of such Antero Affiliate under this Agreement or such ancillary document (the “Express Affiliate Obligations”), and Buyer hereby waives and releases any and all claims against any Antero Affiliate arising out of or related to any such liability or obligation (such waiver and release to not apply to the Express Affiliate Obligations).

Section 12.12        Specific Performance.  The Parties acknowledge and agree that they would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

ANTERO RESOURCES LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Vice President & Treasurer

ANTERO RESOURCES MIDSTREAM CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Vice President & Treasurer

CARDINAL ARKOMA MIDSTREAM, LLC

By:	/s/ R. Mack Lawrence
Name:	R. Mack Lawrence
Title:	President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT